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                                                                  EXHIBIT 10.193

                           PURCHASE AND SALE AGREEMENT

      This Purchase and Sale Agreement ("Agreement") is entered into as of this 6th day of October, 1999 by and between PREFERRED EQUITIES CORPORATION, a Nevada corporation ("Seller"), and COVINGTON NEVADA CORP., a Nevada corporation, or assign(s) (as defined in Section 12.14 below) ("Buyer").

                                    RECITALS:

                  A. Seller owns real property located in the City of Pahrump, County of Nye, State of Nevada, commonly known as Calvada Championship Golf Course and Calvada Executive Golf Course ("Golf Courses" or "Clubs"), and more particularly described in EXHIBIT A, attached hereto and incorporated herein by this reference (the "Land"). The Land is currently improved by two (2) 18-hole golf courses, clubhouse, maintenance building, driving range and other improvements described in Section 1.2 of this Agreement.

                  B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the "Property" (as defined in Article 1 below) upon the terms, conditions and warranties set forth below.

                  C. Buyer currently intends to operate the Club as golf facilities.

      NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                               TERMS OF AGREEMENT

            ARTICLE 1 - AGREEMENT TO SELL AND PURCHASE; THE PROPERTY

      Upon the terms and conditions contained in this Agreement, Seller agrees to sell and convey the Property to Buyer, and Buyer agrees to purchase the Property from Seller, free and clear of all encumbrances except the "Permitted Encumbrances" (as defined in Section 4.3 of this Agreement).

      The property to be purchased and sold pursuant to this Agreement is described as follows (collectively, the "Property"):

      1.1. LAND. The Land is more particularly described in EXHIBIT A, attached hereto and incorporated herein by this reference.

      1.2. BUILDINGS AND OTHER IMPROVEMENTS. All existing buildings, structures and other improvements located upon the Land, including, without limitation, a clubhouse building, a maintenance facility, two (2) eighteen (18) hole golf courses, including the Calvada Championship Golf Course and the Calvada Executive Golf Course with driving range and practice areas, landscaping improvements, manmade lakes and water retention ponds, irrigation system, parking facilities, and all other improvements located on the Land (collectively, the "Improvements").
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      1.3. WATER RIGHTS AND MINERAL RIGHTS. All water rights, riparian rights, appropriative rights, water allocations and water stock, including all of Seller's rights and interests under the "Water Documents" (as defined in Section 7.21, below) and all minerals, oil, gas and other hydrocarbons located in or beneath the Land, along with all rights to surface and subsurface entry (collectively, the "Water and Mineral Rights"). Notwithstanding anything herein to the contrary, Buyer will be subject to the terms of the Tri-Partite Agreement for Utility Services between Buyer, Seller and Central Nevada Utilities Company, which is further described on EXHIBIT C, attached (the "Tri-Partite Agreement") and Buyer acknowledges that such Tri-Partite Agreement must be executed by all parties and delivered to the Escrow Holder on or before the end of the Due Diligence Period (as defined in Section 6.2). Further, it is understood that the combined total duty of water rights available for use on the Championship Golf Course is approximately 1,319.94 acre-feet. The combined total duty of water rights available for the Executive Golf Course is approximately 479.74 acre-feet. These water rights were previously conveyed by Seller to Central Nevada Utilities Company (CNUC) and are "dedicated" for use on the Golf Courses.

      1.4. APPURTENANCES. All appurtenances, hereditaments, easements, reversionary rights and all other rights, privileges and entitlements belonging to or running with the Land, all awards for damage to the Land or taking by eminent domain, and all zoning and land use entitlements and development rights pertaining to the Land (collectively, the "Appurtenances"). The Land, the Improvements, the Water and Mineral Rights, and the Appurtenances are collectively referred to herein as the "Real Property."

      1.5. TANGIBLE PERSONAL PROPERTY. All of Seller's interest in the tangible personal property located on or used in the operation, maintenance, repair or ownership of the Real Property, including: (a) all fixtures, furniture, furnishings, equipment, machinery, tools, repair parts, goods, supplies, televisions, communications equipment, kitchen utensils, linen, glassware, china, appliances, golf carts, equipment, motor vehicles, gasoline and lubricants, fertilizer, seed, sand, chemicals, irrigations parts and supplies; and (b) all food and beverage items and all professional shop merchandise, goods and inventory, and further including, without limitation, the personal property described in EXHIBIT B attached hereto and incorporated herein by this reference (the foregoing shall collectively be referred to herein as the "Personal Property").

      1.6. INTANGIBLE PERSONAL PROPERTY. All of Seller's right, title and interest in the intangible property that is appurtenant to the ownership, operation and use of the Real Property and the Personal Property, including: (a) all governmental permits, approvals, licenses and certificates of occupancy; (b) all architectural and engineering drawings; (c) any proprietary rights Seller may have with respect to the name "Calvada Championship Golf Course" and "Calvada Executive Golf Course"; (c) tradenames, trademarks, services marks and logos; (e) all product and service warranties and guaranties; (f) all rights to the recovery of judgments, books and records, and telephone numbers; and (g) all of "Seller's Receivables" (as defined below), (collectively, the "Intangible Property"). As used in this Agreement, the term "Seller's Receivables" shall mean: (1) delinquent or uncollected membership dues, charges, payments or fees existing as of the Closing Date (as defined in Section 3.3); or (2) unpaid amounts with respect to tournaments, banquets and other functions held at the Golf Course prior to the Closing Date.

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                       ARTICLE 2 - PURCHASE AND SALE PRICE

      The total purchase and sale price for the Property shall be Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) ("Purchase Price").

   2.1. PAYMENT OF PURCHASE PRICE.

      (a) Deposit. On or before three (3) business days after the "Escrow Opening Date" (as defined in Section 3.1 of this Agreement), Buyer shall deposit into the "Escrow" (as defined in Section 3.1 of this Agreement) the amount of One Hundred Thousand Dollars ($100,000.00) in cash ("Deposit"). Immediately upon receipt of the Deposit, the "Escrow Holder" (as defined in Section 4.1 of this Agreement) shall invest these funds in insured money market funds or other investments approved by Buyer, and shall confirm in writing to Seller and Buyer that Escrow Holder has invested the funds. The Deposit shall be applied to the Purchase Price or paid in accordance with Section 2.3 of this Agreement.

      (b) Balance of Purchase Price. The balance of the Purchase Price in the amount of Two Million One Hundred Fifty Thousand Dollars ($2,150,000.00) (less the accrued interest imputed on the Deposit, and plus or minus the costs and prorations as provided in Sections 3.10 and 3.11 of this Agreement) shall be deposited by Buyer in cash into the Escrow not later than twenty-four (24) hours prior to the Closing Date. As used in this Agreement, the term "cash" shall mean immediately available United States funds transferred by certified check or wire transfer.

      (c) Inventory Amounts. Prior to the Closing Date, Seller shall maintain the level of inventories at the Property similar to the level it carries as a regular course of business (the "Inventory Amount"), and shall regularly supplement such inventories and purge such inventories of obsolete items. Items in the Inventory Amount owned by Seller shall be included as part of the Purchase Price.

   2.2. ALLOCATION OF PURCHASE PRICE.

      2.2.1. Allocation. The Purchase Price shall be allocated to the Property by the reasonable determination of Buyer, and Buyer shall provide Seller its allocation on or prior to the Closing. The parties acknowledge and agree that the allocations made by Buyer may be adjusted on or prior to the Closing in order to reflect the valuations of the various categories of Property during the Due Diligence Period (as defined in Section 7.2 below).

      2.2.2. Purchase of Personal Property. The parties acknowledge and agree that on or prior to the Closing, Buyer may assign and transfer to third party(ies) selected by Buyer ("Operator") Buyer's right to purchase the Personal Property and Intangible Property. In the event of such transfer, Operator shall purchase directly from Seller and Seller shall transfer directly to the Operator all or a portion of the Personal Property and Intangible Property for a purchase price equal to the agreed-upon value of such Personal Property and Intangible Property, as set forth above.

      2.3. TREATMENT OF DEPOSIT. The Deposit shall be applied to the Purchase Price in the event that the Closing takes place at the time and in the manner provided in this Agreement. The


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Deposit shall be paid to Seller as liquidated damages upon cancellation of the
Escrow by Seller, pursuant to Section 3.7(b) of this Agreement following a "Buyer Default" (as defined in Section 3.7(b) of this Agreement). The Deposit shall be immediately returned to Buyer upon cancellation of the Escrow by Buyer:
(a) pursuant to Section 3.7(a) of this Agreement following a "Seller Default" (as defined in Section 3.7(a) of this Agreement); (b) Buyer's election not to proceed with the Closing pursuant to Section 6.3 of this Agreement; or (c) after any of the conditions precedent to Buyer's obligations under this Agreement are not satisfied prior to the Closing.

                           ARTICLE 3 - ESCROW; CLOSING

      3.1. JOINT INSTRUCTIONS; OPENING OF ESCROW. The purchase and sale of the Property will be completed through an escrow (the "Escrow") at the office of United Title Company (Susan Coleman) ("Escrow Holder"). This Agreement will constitute joint escrow instructions to the Escrow Holder in connection with the escrow. Within two (2) business days after Seller and Buyer execute this Agreement, which is to occur on or before October 5, 1999, the parties shall open the Escrow with the Escrow Holder by delivering a fully executed copy of this Agreement to the Escrow Holder. Escrow shall be deemed to be opened on the date inserted herein: October 6, 1999. The Escrow Holder, upon its receipt of an original of this Agreement duly executed by Seller and Buyer ("Escrow Opening Date"), shall immediately notify Seller and Buyer in writing of the Escrow Opening Date.

      3.2. ADDITIONAL INSTRUCTIONS. Seller and Buyer hereby agree to execute such additional instructions consistent with this Agreement as may be reasonably required by the Escrow Holder.

      3.3. CLOSING DATE. The delivery of the Deed (as defined in Section 3.4) to Buyer (such event being referred to herein as the "Closing") shall occur on a date on or prior to ten (10) calendar days after the expiration of the "Due Diligence Period" (as defined in Section 6.2 of this Agreement), as the same may be extended. The date on which the Closing takes place is hereinafter referred to as the "Closing Date."

      3.4. SELLER'S DELIVERIES PRIOR TO CLOSING. At least five (5) business days prior to the Closing Date, Seller shall deliver to Buyer or the Escrow Holder the following documents, all of which shall be in form and substance reasonably acceptable to Buyer:

                  (a) A general warranty grant deed to the Real Property, duly executed and acknowledged by Seller and in recordable form (the "Deed");

                  (b) A bill of sale with respect to the Personal Property and Intangible Personal Property duly executed by Seller (the "Bill of Sale");

                  (c) Two (2) original counterparts of an assignment and assumption of contracts and warranties duly executed by Seller, pursuant to which Seller shall assign and Buyer shall assume certain contracts and agreements approved by Buyer (the "Assignment of Contracts");

                  (d) Two (2) original counterparts of an assignment of the "Water Documents" (as defined in Section 7.21) duly executed by Seller (the "Assignment of Water Documents") and


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including the fully executed Tri-Partite Agreement, which shall have been delivered to the Escrow Holder as described in Section 1.3 above;

                  (e) An affidavit of non-foreign status under the Internal Revenue Code duly executed by Seller;

                  (f) A letter from Seller describing any pending or threatened litigation or claims affecting the Property;

                  (g) An assignment of all trade names, including the names set out in Section 2.6 above;

                  (h) A good standing letter from the appropriate state agency regarding the payment of all taxes; and

                  (i) Any other documents, certificates or instruments necessary to close the purchase and sale transaction contemplated by this Agreement.

      3.5. BUYER'S DELIVERIES PRIOR TO CLOSING. Prior to the Closing Date, Buyer shall deliver to Seller or the Escrow Holder the following documents:

                  (a) Two (2) original counterparts of the Assignment of Contracts duly executed by Buyer (or Operator);

                  (b) Two (2) original counterparts of the Assignment of Water Documents duly executed by Buyer; and

                  (c) All other documents necessary to carry out and close the purchase and sale transaction contemplated by this Agreement.

      3.6. ACTIONS AT CLOSING. At the Closing, the Escrow Holder shall do the following:

                  (a) Cause the Deed (and such other documents as are customarily filed for record) to be recorded in the real estate records of Nye County, State of Nevada;

                  (b) Deliver to Buyer the Bill of Sale, one complete original counterpart of the Assignment of Contracts, the Assignment of Water Documents, such other documents delivered by Seller to the Escrow Holder, and the "Title Policy" (as defined in Section 4.3 of this Agreement) or commitment therefor; and

                  (c) Deliver to Seller the Purchase Price (less any prorations and costs to be paid by Seller pursuant to Sections 3.10 and 3.11 of this Agreement) and one complete original counterpart of the Assignment of Contracts, the Assignment of Water Documents, and a file-stamped conformed copy of the Deed, showing the recording information thereon and a copy of the Bill of Sale.


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         3.7.     CANCELLATION OF ESCROW.

                  (a) If the Closing does not occur at the time and in the manner provided in this Agreement due to the failure of Seller to comply with any of its obligations under this Agreement ("Seller Default"), Buyer shall have the right to cancel the Escrow by written notice to Seller and Escrow Holder. Upon such cancellation, all title charges and costs of the Escrow shall be paid by Seller, and Escrow Holder shall promptly return to Buyer the Deposit, together with all interest accrued thereon.

                  (b)In the event that the Closing does not occur at the time and in the manner provided in this Agreement due to the failure of Buyer to comply with any of its obligations under this Agreement ("Buyer Default"), Seller shall have the right to cancel the Escrow by written notice to Buyer and the Escrow Holder. Upon such cancellation, all title charges and costs of the Escrow shall be paid by Buyer, and the Deposit, together with all interest thereon, shall be paid in accordance with Article 11.

                  (c) In the event that Closing does not occur due to Buyer's election to terminate this Agreement pursuant to Section 6.3, the Escrow shall automatically be cancelled, the Deposit shall be immediately returned to Buyer, together with all interest thereon, and Buyer and Seller shall each pay one-half (1/2) of the title charges and all costs for cancellation of the Escrow.

                  (d) Upon any cancellation of the Escrow, all instruments and documents deposited with the Escrow Holder shall be returned to the parties who deposited the same.

                  (e) The rights and remedies set forth in this Section 3.7 shall not be exclusive of any other rights or remedies which Buyer may have by law or in equity in the event of breach of this Agreement, including, without limitation, the right to specific performance.

      3.8. POSSESSION. Possession and the right to possession of the Property shall be delivered to Buyer on the Closing Date. The risk of loss or destruction to any of the Property occurring as a result of any cause shall be upon Seller until delivery of the Deed from Seller to Buyer. The risk of loss of and destruction to any of the Property occurring as a result of any cause shall be upon Buyer after Buyer takes possession of the Property.

      3.9. DAMAGE AND DESTRUCTION; CONDEMNATION. If, prior to the Closing, there is any damage to or destruction of any part of the Property, Seller shall repair, restore or replace such damaged Property in a good and workmanlike manner to a condition at least as good and useful as that in which it existed prior to such damage or destruction. If Seller is unable to repair, restore or replace such damage or destruction prior to the Closing, then at Buyer's option:
(a) the Closing shall be extended in order to permit Seller to complete such repair, restoration or replacement prior to the Closing; (b) the Closing shall occur on the Closing Date as the same may have been extended pursuant to clause
(a) of this Section, and Seller shall deposit into Escrow prior to the Closing or Escrow Holder shall retain from the sale proceeds an amount equal to one hundred ten percent (110%) of the amount reasonably estimated by Buyer and Seller to complete the required repairs,


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restorations or replacements for application to the costs incurred by Buyer to complete such repairs, restorations or replacements, with the balance of such retention (together with any interest earned on the retention) being paid over to Seller following the completion of such repairs, restorations or replacements; or (c) this Agreement shall terminate upon written notice to Seller and the Escrow Holder, in which case neither party shall have any further rights or obligations under this Agreement, the Deposit shall be immediately returned to Buyer, and Seller shall pay all title charges and all costs for cancellation of the Escrow.

      In the event the Property or any portion thereof is taken by eminent domain or any condemnation proceedings are commenced prior to the Closing, then Buyer may elect either: (i) to proceed with the transaction, in which case Buyer shall receive an assignment of any condemnation award; or (ii) to terminate this Agreement upon written notice to Seller and the Escrow Holder, in which case neither party shall have any further rights or obligations under this Agreement, the Deposit shall be immediately returned to Buyer, and Seller shall pay all title charges and all costs for cancellation of the Escrow.

      3.10. FEES AND CLOSING COSTS. The fees and costs incidental to the Closing shall be paid as follows:

            (a) Seller shall pay: (i) the cost of releasing any encumbrance affecting the Property; (ii) all real estate transfer, documentary and excise taxes payable in connection with conveying the Property to Buyer or otherwise in connection with recording the Deed; (iii) any sales, use or equivalent tax in connection with the transfer to Buyer (or Buyer's assignee) of the Personal Property or in connection with Seller's operation of the Property; and (iv) the cost of the preliminary title report, the title commitment and the Uniform Commercial Code search report furnished pursuant to Section 4.1 of this Agreement; (v) the cost of the premium for the "Title Policy" as defined in
Section 4.3 of this Agreement and endorsements thereto; and (vi) one-half of the escrow fees and charges of the Escrow Holder plus any fees and charges relating to the reconveyance of existing liens or encumbrances.

            (b) Buyer shall pay: (i) the cost of recording the Deed; (ii) the cost to update or upgrade the "Survey" (as defined in Section 4.2 of this Agreement); (iii) the cost of a Phase I environmental site assessment report ("Phase I Report"); (iv) the cost of an engineering report for the inspection of the improvements to the Property; and (v) one-half of the escrow fees and charges of the Escrow Holder exclusive of any fees and charges relating to the reconveyance of existing liens or encumbrances.

            (c) Buyer and Seller shall each pay their own legal fees and other incidental expenses related thereto incurred in connection with the transaction contemplated by this Agreement.

      3.11. PRORATIONS. Prorations between Seller and Buyer shall be made at the Closing as follows:

            (a) All taxes and assessments on the Property for all prior years and all current year taxes and assessments that are due and payable on or before the Closing shall have been paid


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in full by Seller or Seller's predecessor in interest on or before the Closing.
Accrued but not yet payable general real estate, personal property and ad valorem taxes and assessments for the current year only shall be prorated on the basis of the most recent available information, as adjusted by any known changes relating to the period during which the Closing occurs.

            (b) All charges for gas, electricity, water, telephone, sewer and other utilities shall be prorated on the basis of the most recent available information, as reasonably adjusted to account for known variances from usage that would not otherwise be reflected in such information.

            (c) Any income or expense items under the Contracts shall be prorated as of the Closing Date.

            (d) All prepaid membership dues or other membership charges shall be prorated as of the Closing Date, which will result in Buyer receiving a credit to the Purchase Price for such prorated amount.

            (e) All membership dues that were billed (regardless of whether or not they were collected) for the month during which the Closing occurs shall be prorated as of the Closing Date, which will result in Buyer receiving a credit to the Purchase Price for such prorated amount.

            (f) Buyer shall receive a credit to the Purchase Price in the aggregate amount of all refundable membership deposits.

            (g) Buyer shall receive a credit to the Purchase Price for all merchandise gift certificates sold before the Closing, but not redeemed as of the Closing.

            (h) Any other costs or expenses in connection with the transaction contemplated by this Agreement shall be apportioned between the parties in the manner customary in Nye County, Nevada.

      For purposes of calculating prorations, Buyer shall be entitled to the income from the Property and responsible for the expenses of the Property, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon a three hundred sixty (360) day year. The amount of such prorations shall be subject to adjustment in cash after Closing outside of Escrow, as and when more complete and accurate information becomes available. Seller and Buyer agree to cooperate and use their best efforts to make such adjustments not later than sixty (60) days after the Closing Date (which cooperation may include permitting reasonable inspections of Seller's or Buyer's books and records). Except as set forth in this Section 3.11, all items of income and expense for the period prior to the Closing Date will be for the account of Seller, and all items of income and expense for the period on and after the Closing Date will be for the account of Buyer, all as determined by the accrual method of accounting. Bills and invoices received after the Closing which relate to expenses incurred, services performed, goods or materials delivered, or other amounts applicable to the period prior to the Closing shall be paid by Seller.

      At least three (3) business days prior to the Closing Date, Seller shall deliver to

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Buyer a tentative statement of prorations (the "Statement of Prorations")
setting forth a preliminary determination of all items to be prorated, pursuant to this Section 3.11, and supported by all detail reasonably necessary to make such determination. Prior to the Closing, Buyer and Seller shall agree on the Statement of Prorations.

                                ARTICLE 4 - TITLE

      4.1. TITLE COMMITMENT AND UCC SEARCH. Buyer shall arrange for United Title Company ("Title Company") to furnish to Seller and Buyer a current preliminary title report ("PTR") and/or title commitment for the purpose of issuing title insurance covering the Real Property, together with copies of all documents shown as exceptions in the PTR and/or title commitment for title insurance. Buyer shall obtain the results of a search of the Uniform Commercial Code financing statement indices of the Secretary of State of Nevada and the Nye County Clerk, under the name of Seller and any tradename used by Seller in connection with the operation of the Golf Course, together with copies of any financing statements or fixture filings referenced in the search report.

      4.2. SURVEY. Within five (5) business days after the Escrow Opening Date, Seller shall furnish to Buyer and the Title Company the existing survey ("Survey") of the Real Property. At Seller's expense, Buyer may elect to have the Survey updated or upgraded to an ALTA survey with certifications acceptable to Buyer and/or as required to enable the Title Company to issue the Title Policy. The term "Survey," as used in this Agreement, shall include any such updates or upgrades to the Survey.

      4.3. TITLE INSURANCE. At the Closing, the Title Company shall furnish to Buyer an ALTA owner's policy of title insurance ("Title Policy"), together with endorsements reasonably required by Buyer, or a commitment by the Title Company to issue the Title Policy with such endorsements. The Title Policy shall be in the amount of the Purchase Price, and shall insure title to the Real Property to be vested in Buyer free and clear of all liens, assessments, taxes, indebtedness, and other encumbrances except non-delinquent taxes and assessments, the matters disclosed by the Survey, and the exceptions approved or deemed approved by Buyer pursuant to Article 6 of this Agreement (collectively, the "Permitted Encumbrances").

                   ARTICLE 5 - DELIVERY OF DOCUMENTS BY SELLER

      Within three (3) business days after the Escrow Opening Date, Seller shall deliver to Buyer the documents listed on SCHEDULE 1 (the "Due Diligence Request List"), attached hereto, and incorporated herein. Within three (3) business days after the Escrow Opening Date, Seller shall attach a detailed and itemized list of all items requested and delivered pursuant to the heading "Operational Contracts" of the Due Diligence Request List (collectively, the "Contracts") as EXHIBIT C, which is incorporated herein by reference.

      Seller shall promptly deliver to Buyer a copy of any tax bills received by Seller after the date of this Agreement, even if received after the Closing. All changes in the Inventory of the Personal Property shall be made only in the normal and ordinary course of business. Not earlier


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than five (5) business days or later than two (2) business days prior to the
Closing, Seller shall certify as to the accuracy of the Inventory Amount as of the Closing. If such Inventory shall reflect that any of the Inventory has been removed other than in the ordinary course of business, Seller shall replace such item of Inventory with an item of like kind, character and quality, or, at Buyer's election, the Purchase Price shall be reduced by the fair market value of the item of Inventory so missing. The certified inventory of the Personal Property shall be attached to the Bill of Sale.

                        ARTICLE 6 - BUYER'S DUE DILIGENCE

      6.1. BUYER'S INSPECTION. With prior notification to Seller and with minimal interference to or interruption of Golf Course operations, Buyer, its agents and representatives shall be entitled: (a) to enter onto the Property to perform customary inspections and tests of the Property and the structural and mechanical systems within the Improvements, (b) to examine and copy books and records maintained by Seller or its agents relating to receipts and expenditures pertaining to the Property; and (c) to interview the managers and employees of Seller having management roles with respect to the operation of the Property. After making such tests and inspections, Buyer agrees to promptly restore the Property to the condition in which it existed prior to such tests and inspections. Buyer shall indemnify and hold harmless Seller against any claims related to such tests and inspections of the Property.

      6.2. DUE DILIGENCE PERIOD. This Agreement and each of Buyer's obligations under this Agreement are expressly conditioned upon Buyer's approval of the Property and all conditions or matters related thereto (the granting or withholding of such approval shall be in the sole and absolute discretion of Buyer) on or before thirty (30) days after the delivery of all documents by Seller to Buyer, including all of the items required under Schedule 1 pursuant to Article 5 ("Due Diligence Period"). Buyer's approval of the Property shall constitute a condition precedent to Buyer's obligations under this Agreement and the consummation of the transactions contemplated hereby. If Buyer fails to give written notice to Seller of Buyer's disapproval of any condition or matter related to the Property on or before the last day of the Due Diligence Period, then this condition precedent shall be deemed satisfied.

      6.3. BUYER'S DISAPPROVAL. The following provisions shall apply if Buyer disapproves any condition or matter related to the Property during the Due Diligence Period.

                  (a) If Buyer disapproves any condition or matter related to the Property, then Buyer shall elect either (i) to terminate this Agreement upon written notice to Seller and the Escrow Holder, in which case neither party shall have any further rights or obligations under this Agreement, the Deposit shall be immediately returned to Buyer, and Buyer shall pay all title charges and costs for cancellation of Escrow, or (ii) to give written notice to Seller on or before the last day of the Due Diligence Period of such disapproval, which notice shall specify the matters disapproved by Buyer.

                  (b) If Buyer gives notice to Seller of any disapproved matters pursuant to Section 6.3(a)(ii) above, then Seller shall elect either (i) to cure the disapproved items to Buyer's reasonable satisfaction prior to the Closing, or (ii) not to cure the disapproved items. Unless Seller notifies Buyer in writing, on or before five (5) business days following Seller's receipt of Buyer's disapproval notice, of Seller's election not to cure some or all of the disapproved items, it shall be conclusively presumed that Seller has elected to cure the disapproved items.

            (c) If Seller elects not to cure some or all of the disapproved items pursuant to Section 6.3(b)(ii) above, then for a period of five (5) business days after Seller's written notice to Buyer of Seller's election, Buyer shall have the right either (i) to waive Buyer's disapproval and proceed with the Closing, or (ii) to terminate this Agreement upon written notice to Seller and Escrow Holder. If Buyer terminates this Agreement, neither party shall have any further rights or obligations under this Agreement, the Deposit shall be immediately returned to Buyer, and Buyer and Seller shall each pay one-half (1/2) of the title charges and costs for cancellation of Escrow.

      6.4. EXTENSION OF DUE DILIGENCE PERIOD. In the event: (a) the Survey to be furnished by Seller to Buyer pursuant to Section 4.2 of this Agreement has not been completed to the reasonable satisfaction of Buyer; (b) any of the documents to be delivered to Buyer pursuant to Article 5 of this Agreement are not provided to Buyer within the time periods set forth in the respective Sections and in the form required by such Sections; (c) the issuance of a Alcohol License satisfactory to Buyer is not completed; (d) soil test results including representative sampling of greens, including greens number 13 and 14 have not been obtained; or (e) Buyer is making a diligent, persistent and good faith effort to pursue its inspection of the Property and through no fault of Buyer, such inspection is reasonably delayed, then the Due Diligence Period shall be extended for such period of time as designated by Buyer, not, however, to exceed one hundred twenty (120) days. If Seller has elected to cure any matter or condition disapproved by Buyer, the Due Diligence Period shall be extended for the period of time necessary for Seller's cure of such disapproved matter or condition.

      6.5. TERMINATION OF DISAPPROVED CONTRACTS. On or before the Closing, Seller shall terminate those Contracts which Buyer has disapproved pursuant to
Section 6.3 of this Agreement, other than any Contracts which would subject Seller to a cost or penalty in excess of One Thousand Dollars ($1,000.00) ("Penalty Contracts"). Penalty Contracts shall be specifically identified on Exhibit C. Except for Penalty Contracts, Seller acknowledges that Buyer shall have no obligation to assume any Contracts except the approved Contracts and that Buyer shall have no obligation to hire or otherwise engage any employee of Seller except as otherwise approved by Buyer.

      6.6. REMOVAL OF EQUIPMENT, TRASH, ETC.. As a condition of Closing, Seller shall remove prior to Closing any equipment, trash or other items (collectively, the "Removal Items") which Buyer may reasonably determine. Buyer shall notify Seller of any Removal Items in writing during the Due Diligence Period.

              ARTICLE 7 - REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby makes the following representations and warranties, each of which is material to this transaction, and upon which Buyer is relying in entering into this Agreement. Seller acknowledges that Article 8 of this Agreement also contains covenants of Seller in addition to the representations and warranties set forth below. Seller recognizes that Buyer is relying upon said representations and warranties as part of Buyer's due diligence investigation of the Property.

      7.1. CAPACITY OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is qualified to do business in the State of Nevada. Seller has the requisite right, power, legal capacity, and authority to enter into this Agreement and to fully perform each and all of its obligations under this Agreement. Seller has obtained all necessary approvals, releases or consents from third parties in order to enter into this Agreement and consummate the transactions contemplated by this Agreement.

      7.2. SELLER NOT A "FOREIGN PERSON". Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

      7.3. MARKETABLE TITLE TO PERSONAL PROPERTY. Seller shall convey to Buyer good and marketable title to the Personal Property and Intangible Property, free and clear of all liens and encumbrances, except the Permitted Encumbrances. None of the Personal Property or Intangible Property is subject to claims by third parties pursuant to any contracts, including contracts set out on Exhibit C.

      7.4. IMPROVEMENTS AND EQUIPMENT IN GOOD CONDITION. To the best of Seller's knowledge: (a) all Improvements were constructed or installed in conformity with applicable local, state and federal laws, regulations, permits and requirements;
(b) all Improvements were constructed or installed in a good and workmanlike manner with materials of good quality and all Improvements are free of any design or construction defects; (c) all Improvements and Personal Property are in good and operable condition and will remain so through the Closing Date; and
(d) there are no present violations of applicable state, county and city building, electrical, plumbing or heating, ventilation and air conditioning codes, and Seller has not received any notice from any governmental agency or any other third party of the violation of any of the foregoing.

      7.5. NO CONDITIONS AFFECTING INSURABILITY. Seller has not received from any insurance carrier of (or is otherwise not aware of) any defects or inadequacies in the Property which would adversely affect the insurability of the Property or the cost of such insurance.

      7.6. UTILITIES; ACCESS. To the best of Seller's knowledge: (a) all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law for the present use and operation of the Property are installed across public property or valid easements to the boundary lines of the Land, and are connected pursuant to valid permits, and such facilities are adequate to service the Property and are in good operating condition; and (b) there are no conditions that will result in the termination of the present availability to the Property of such utility services or the termination of access to the Property. Seller has not received any notice from any governmental agency or any other third party regarding the termination of such utility services or the termination of access to the Property.

      7.7. LICENSES AND EASEMENTS. To the best of Seller's knowledge: (i) Seller has obtained all licenses, permits, easements and rights-of-way, including proof of dedication, required from all governmental authorities having jurisdiction over the Property or from private parties for the present use and operation of the Property and to assure vehicular and pedestrian ingress to and egress from the Property at all access points currently being used; and (ii) Seller has obtained adequate easements benefiting the Real Property to accommodate water run-off and drainage from the Real Property, including, without limitation, easements for the use of water lines, pipes, ditches, drainage channels, or other drainage facilities which are located outside of the Real Property and are connected to any storm drain or other water run-off facility located within the Real Property.

      7.8. CONTRACTS. Seller has delivered to Buyer true, complete and correct copies of all Contracts. The Contracts are in full force and effect, without default by any party thereto and without any claims made for off-set, except as set forth on EXHIBIT D, which exhibit shall be attached hereto and incorporated herein by this reference by Seller within three (3) business days of the Escrow Opening Date. The Contracts constitute the entire agreement with such third parties and have not been amended, modified, or supplemented except for such amendments, modifications and supplements delivered to Buyer. No verbal or written contracts or agreements (other than the Contracts) with vendors, suppliers or any other third parties relating to the operation, management, maintenance or use of the Property will survive the Closing. Seller has neither entered into any contracts or agreements nor made any verbal or written commitments to any entity relating to the Property which will survive the Closing, imposing upon the Property any obligation to contribute property, to pay money, or to construct, install, or maintain any improvements on or off the Property.

      7.9. COMPLIANCE WITH APPLICABLE LAWS. To the best of Seller's knowledge: (i) the Real Property is properly zoned for its present and intended use as a golf course and for all existing associated uses, and Seller has received no notices from any governmental authority or any other third party advising Seller of a violation of any zoning laws, ordinances, general or specific plans or other governmental requirements; and (iv) the transfer of the Property to Buyer will comply with all subdivision, zoning and land use laws, ordinances, codes and legal requirements.

      7.10. ABSENCE OF CLAIMS AND ACTIONS. Except as set forth on EXHIBIT E, to be attached hereto by Seller and incorporated herein by this reference within three (3) business days of the Escrow Opening Date, there are no pending or to the best of Seller's knowledge threatened claims, actions, suit, litigation, governmental investigations, or judicial or administrative proceedings involving the Property or Seller's rights to the Property, or which might impede the Closing or which would interfere with Buyer's intended use of, and benefit from, the Property. If there are any such claims, actions, suits or judicial or administrative proceedings (including those set forth on EXHIBIT E), Seller agrees it will bear sole responsibility for the defense of such claims, actions, suits or judicial or administrative proceedings, including without limitation any awards, judgments, damages, costs of relief, payments made in settlement, costs, expenses and attorneys' fees.

      7.11. ABSENCE OF CONDEMNATION PROCEEDINGS. To the best of Seller's knowledge, there is presently no pending or threatened eminent domain or condemnation proceeding affecting the Property or any portion thereof.

      7.12. NO UNRECORDED ENCUMBRANCES. To the best of Seller's knowledge, there are no unrecorded liens, encumbrances, easements, options or rights of first refusal that affect the Property.

      7.13. NO HAZARDOUS MATERIALS. There has been no generation, treatment, discharge or storage on the Land or in the Improvements or in any groundwater or aquifer below the surface of the Land by Seller, or to the best of Seller's knowledge, by any prior owner or occupant of the Property or any other person, of any hazardous or toxic substance, material or waste in violation of any applicable federal, state or local environmental laws, ordinances, restrictions, permits or regulations. Seller has not received any notices or demands from any governmental agency or other third party regarding the existence of any hazardous or toxic substance, material or waste on the Property or in the Improvements or requiring the removal, clean-up or remediation of any environmental condition relating to the Property. To the best of Seller's knowledge, the Property is not subject to any enforcement action by any governmental agency regarding the environmental condition of the Property and the Property has not been assigned an identification number, nor is the Property the subject of an environmental report by the State of Nevada. Seller further represents and warrants that with respect to any underground or above-ground storage tanks located on the Real Property, Seller has obtained all necessary permits and licenses and renewals thereof for such tanks. Seller has no knowledge of any leaks or discharge of fluids from any underground or above-ground storage tanks.

      7.14. LABOR MATTERS. Seller has no collective bargaining agreement affecting the Property. To the best of Seller's knowledge, there have been no demands for collective bargaining by any union or labor organization or other organization of Seller's employees, and no arbitration proceedings are pending or threatened against or affecting Seller.

      7.15. MEMBERSHIPS. Seller has delivered to Buyer or made available to Buyer at the Golf Course (or will deliver to Buyer prior to the Closing) all membership applications and contracts and agreements between Seller and members of the Golf Course. EXHIBIT F, attached hereto and incorporated herein by this reference is a true, complete and correct list of all members of the Golf Course and includes: (a) the member's name; (b) the type of memberships; (c) the effective date of the membership; (d) the amount of the initiation deposit that has been paid in cash (with respect to those members that elected an installment plan for payment of the initiation deposit, this amount includes both the initial cash down payment plus any amount paid under the "Member Note," as defined below); (e) the outstanding principal balance of any promissory note executed by a member with respect to the initiation deposit (the "Member Note"); and (f) any terms of the membership or any rights, privileges or obligations of the member which are different from other memberships in that category (for example, pre-paid dues). Seller has delivered to Buyer copies of the rules and regulations, by-laws, and all other documents and information pertaining to the rights and obligations of the members. No representations or statements (either verbally or in writing) have been made by Seller to any member of the Golf Course that: (i) memberships in the Golf Course are equity memberships; (ii) members have a right to participate in the ownership, management or operation of the Golf Course; (iii) members have a right to share in any profits from the refinancing or sale of the Golf Course; (iv) memberships in the Golf Course are perpetual or non-terminable; (v) members have a right to receive a refund or return of their initiation fee or security deposit; or (vi) members enjoy contractual rights other than the right to use the Golf Course in accordance with the by-laws and the rules and regulations. Seller has not made and agrees not to make any solicitations of members of the Golf Course, nor use or sell the membership list in any way or form. There are no outstanding complimentary, gratuitous or reduced rate passes, reserved tee times or other special rights, coupons, promises, representations, statements or agreements, verbal or written, for any golf privileges or services or rights to use the Property.

      7.16. PUBLIC IMPROVEMENT OBLIGATIONS. To the best of Seller's knowledge, there are no pending or threatened governmental proceedings, lawsuits, investigations, bond issuances or proposals for public improvement assessments, pay-back agreements, road extension or improvement agreements, utility moratoriums, use moratoriums, or improvement moratoriums affecting the Property.

      7.17. USE OF GOLF COURSE. Except for the memberships listed on EXHIBIT F, to be attached hereto by Seller within three (3) business days of the Escrow Opening Date, Seller has made no representations, statements, promises or agreements (either verbally or in writing) to any person or entity, including, without limitation, home builders, prospective home buyers, owners, or occupants of the land surrounding the Golf Course, regarding any of the following: (a) the right to membership in the Golf Course or the intent to operate the Golf Course as a private or semi-private country club; (b) the right to play golf on the Golf Course or any other use of the Property, except on the same terms and conditions as offered to the public; (c) the right to participate in the operation or management of the Property; or (d) the manner in which the Golf Course will be operated, managed, maintained or improved.

      7.18. OPERATING STATEMENTS. All of the financial information for the Property provided pursuant to the Due Diligence Request List (the "Operating Statements") are complete, true and correct in all material respects, and they accurately describe the financial condition of the Property as of the date prepared. Since the date of the Operating Statements, there has been no material change in the financial condition of the Property.

      7.19. CORRECT AND COMPLETE DOCUMENTATION. The documents delivered to Buyer pursuant to this Agreement are true, correct and complete. To the best of Seller's knowledge, Seller has provided or made available to Buyer all documents and information in Seller's possession or in the possession of Seller's agents or consultants regarding matters which affect the operation of the Property or the physical and environmental condition of the Property.

      7.20. THIS AGREEMENT NOT IN CONFLICT. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in a breach of or constitute a default under any other agreement, commitment or obligation to which Seller or the Property is bound.

      7.21. WATER RIGHTS. Seller has delivered to Buyer true, correct and complete copies of all documents, agreements and permits (and amendments or modifications thereto) evidencing Seller's entitlement to a water supply adequate for the continued operation and maintenance of the Golf Course in the same manner as the Golf Course is being operated and maintained as of the Escrow Opening Date (collectively, the "Water Documents"). There are no other agreements or documents concerning the supply of water to irrigate the Golf Course and Seller is not in default under or in breach of any of the Water Documents. Except for the Tri-Partite Agreement, Seller has not previously assigned or transferred any of its water rights or interests under the Water Documents. Further, it is understood that the combined total duty of water rights available for use on the Championship Golf Course is approximately 1,319.94 acre-feet. The combined total duty of water rights available for the Executive Golf Course is approximately 479.74 acre-feet. These water rights were previously conveyed by Seller to Central Nevada Utilities Company (CNUC) and are "dedicated" for use on the Golf Courses.

      7.22. PAYMENT OF TAXES. Seller has filed all federal, state, municipal, county and local tax returns and reports required by law and has paid all taxes, assessments, penalties and other charges due and payable relating to the Property or the use and operation thereof, including sales taxes. There are no pending lawsuits, actions, claims, proceedings, disputes, examinations or audits as to taxes or assessments of any nature relating to the Property or the use and operation thereof.

      7.23. SELLER'S FINANCIAL CONDITION. Seller has not: (a) filed any voluntary petition in bankruptcy (liquidation or reorganization) or suffered the filing of any involuntary petition by its creditors; (b) made a general assignment for the benefit of creditors; (c) suffered the appointment of a receiver or trustee to take possession of all or substantially all of Seller's assets; (d) suffered the attachment or other judicial seizure of all or substantially all of its assets; or (e) admitted in writing its inability to pay its debts as they come due.

      7.24. WARRANTIES SURVIVE CLOSING. The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed remade by Seller as of the Closing with the same force and effect as if in fact made at that time. The representations and warranties made in Sections 7.4(d), 7.6, 7.7, 7.8, 7.13 and 7.15 shall survive for a period of one (1) year after the Closing Date. The representations and warranties of Section 7.10 shall survive the Closing Date with respect to all claims, actions, suits and proceedings that either: (a) seek relief not covered totally by insurance; or (b) seek relief based on misrepresentation or similar tort; or (c) are threatened or pending as of the Closing Date. The covenant set forth as the last sentence of Section 7.10 shall survive indefinitely. The effect of the representations and warranties made in this Agreement shall not be diminished or deemed to be waived by any inspections, test or investigations made by Buyer or its agents.

               ARTICLE 8 - REPRESENTATIONS AND WARRANTIES OF BUYER

      As an inducement to Seller to enter into this Agreement, Buyer hereby makes the following representations and warranties, each of which is material to this transaction, and upon all of which Seller is relying in entering into this Agreement.

      8.1. CAPACITY OF BUYER. Buyer has the requisite right, power, legal capacity and authority to enter into this Agreement and to fully perform each and all of its obligations under this Agreement. All of the documents to be executed by Buyer which are to be delivered to Seller or the Escrow Holder will be duly authorized, executed and delivered by Buyer and will be the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, and will not violate any provisions of any agreement to which Buyer is a party or to which Buyer is subject. In addition, if Buyer elects to close, Buyer agrees to honor all existing membership agreements and discounts, provided it has received notice and details pursuant to the terms hereof, Buyer acknowledges that an independent discount has been offered by Seller in materials provided to Seller.

                         ARTICLE 9 - COVENANTS OF SELLER

      9.1. NO NEW CONTRACTS. Seller shall not, without the prior written consent of Buyer, enter into any Contract with respect to the Property that will survive the Closing or will otherwise affect the use, operation or enjoyment of the Property after Closing.

      9.2. INSURANCE TO REMAIN IN FORCE THROUGH CLOSING. The insurance policies covering the Property which are in existence as of the date of this Agreement, or equivalent coverage, shall remain continuously in force through the Closing Date.

      9.3. MAINTENANCE OF PROPERTY. Prior to the Closing, Seller shall operate, manage and maintain the Property in a manner sufficient to prevent any material diminution of its present condition or value, and shall maintain present services and sufficient inventory for the efficient operation and management of the Property in the same manner and level as the Property is being operated and managed as of the date of this Agreement.

      9.4. PAYMENT OF BILLS. Seller has paid, or will pay all bills and invoices for labor, goods, materials and services relating to the Property, utility charges, and employee salary and all other accrued benefits and entitlements relating to the period prior to the Closing Date.

      9.5. NO ENCUMBRANCES OR TRANSFERS. No part of the Property, or any interest in the Property, will be alienated, liened, encumbered or otherwise transferred, except that easements may be recorded pursuant to the Tri-Partite Agreement. If Seller is under contract to purchase the Property (or any portion thereof) from a third party, Seller shall not amend or modify such contract to the detriment of Buyer's interests hereunder.

      9.6. CHANGES IN CONDITIONS. Seller shall promptly notify Buyer of any material change in any condition, event or circumstance with respect to the Property or of any event or circumstance which makes any representation or warranty of Seller hereunder materially untrue or misleading, or any covenant of Seller hereunder incapable or less likely of being performed.

      9.7. TERMINATION OF CONTRACTS. Except for the Contracts approved by Buyer pursuant to Article 6 hereof, Seller shall terminate prior to the Closing Date all other contracts and agreements relating to the Property.

      9.8. TERMINATION OF EMPLOYEES; OBLIGATION FOR BENEFITS. Seller shall terminate the employment of all Golf Course employee salaries, vested and non-vested benefits, vacation pay and seniority rights due and owing as of the Closing Date. Seller shall have paid and remains liable for all salaries, compensation, benefits and vacation compensation for all employees and independent contractors up to the date of Closing.

      9.9. USE OF NAME. Without the prior written consent of Buyer, Seller shall not itself, nor shall Seller authorize or permit any affiliated entity of Seller or any other person or entity to: (a) use the name "Calvada Championship Golf Course" or "Calvada Executive Golf Course" in any promotional or marketing information and materials relating to the sale of land around the Golf Course; or (b) make any statements or representations (either verbally or in writing) as to the right to play golf or to otherwise use the Golf Course.

      9.10. ALCOHOL LICENSE. Buyer agrees to take such actions and act with due diligence in connection with the Alcohol License and make such filings as are necessary to obtain an Alcohol License. Seller shall reasonably cooperate with Buyer.

      9.11. EXPENSES. Other than Buyer's costs associated with Buyer's due diligence and as otherwise provided for in this Agreement, Seller covenants to pay all expenses incurred prior to Closing, even if the invoicing and/or payment of the expenses are received or due after Closing.

      9.12. WEEKLY FINANCIAL REPORTS. Seller agrees to deliver weekly financial reports from the Escrow Opening Date until the Closing.

      9.13. SURVIVAL OF COVENANTS. The liability of Seller for a breach of any of the covenants contained in this Agreement to be performed after the Closing shall survive the Closing and shall not be merged into any instrument of conveyance delivered at the Closing.

                ARTICLE 10 - CONDITIONS PRECEDENT TO BUYER'S DUTY

                            TO CLOSE THIS TRANSACTION

      In addition to the conditions precedent set forth in Article 6 of this Agreement, the following are conditions precedent to Buyer's obligations under this Agreement.

      10.1. SELLER'S PERFORMANCE OF COVENANTS. Seller's timely performance in full of all covenants and duties to be performed by Seller under this Agreement on or prior to the Closing.

      10.2. SELLER'S REPRESENTATIONS ARE TRUE. The representations and warranties made by Seller to Buyer in this Agreement shall be true and correct on the Closing with the same force and effect as though those representations and warranties had been made on the Closing Date. If requested by Buyer, Seller shall execute and deliver to Buyer or the Escrow Holder prior to the Closing a certificate updating the representations and warranties of Seller through Closing and disclosing any new matters relating to the Property.

      10.3. SELLER'S CURE OF DISAPPROVED CONTINGENCY ITEMS. Prior to the Closing, Seller shall have cured to Buyer's reasonable satisfaction those matters or conditions that were disapproved by Buyer and which Seller elected to cure, pursuant to Section 6.3(b)(i).

      10.4. ALCOHOL LICENSE. The receipt of satisfactory confirmation that Alcohol License will be available for use on the Property at Closing.

                         ARTICLE 11 - LIQUIDATED DAMAGES

      BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IN THE EVENT BUYER DEFAULTS AFTER THE EXPIRATION OF THE DUE DILIGENCE PERIOD ON ITS OBLIGATIONS UNDER THIS AGREEMENT, SELLER WILL SUFFER DAMAGES IN AN AMOUNT WHICH WILL, DUE TO THE SPECIAL NATURE OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ASCERTAIN. IN ADDITION, BUYER WISHES TO HAVE A LIMITATION PLACED UPON THE POTENTIAL LIABILITY OF BUYER TO SELLER IN THE EVENT BUYER DEFAULTS AFTER THE EXPIRATION OF THE DUE DILIGENCE PERIOD ON ITS OBLIGATIONS UNDER THE AGREEMENT, AND BUYER WISHES TO INDUCE SELLER TO WAIVE OTHER REMEDIES WHICH SELLER MAY HAVE IN THE EVENT OF SUCH A DEFAULT. BUYER AND SELLER, AFTER DUE NEGOTIATION, HEREBY ACKNOWLEDGE AND AGREE THAT THE AMOUNT OF THE DEPOSIT, AS THE SAME EXISTS FROM TIME TO TIME UNDER THIS AGREEMENT, REPRESENTS A

REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL SUSTAIN IN THE EVENT OF SUCH A DEFAULT BY BUYER. BUYER AND SELLER HEREBY AGREE THAT SELLER MAY, IN THE EVENT OF A BUYER DEFAULT, TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO BUYER AND ESCROW HOLDER, CANCEL THE ESCROW, AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. FOLLOWING TERMINATION OF THIS AGREEMENT, CANCELLATION OF THE ESCROW, AND RETENTION OF THE DEPOSIT AS LIQUIDATED DAMAGES PURSUANT TO THIS ARTICLE 11, ALL OF THE RIGHTS AND OBLIGATIONS OF BUYER AND SELLER UNDER THIS AGREEMENT SHALL BE TERMINATED. SELLER HEREBY AGREES THAT ITS RETENTION OF THE DEPOSIT AS LIQUIDATED DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF SELLER UPON THE OCCURRENCE OF A BUYER DEFAULT, AND SELLER HEREBY WAIVES AND RELINQUISHES ALL OTHER RIGHTS AND REMEDIES SELLER MAY HAVE BY LAW OR IN EQUITY IN THE EVENT OF A BUYER DEFAULT.

         BUYER AND SELLER HEREBY ACKNOWLEDGE THAT EACH OF THEM HAS READ AND UNDERSTANDS THE TERMS AND PROVISIONS OF THIS ARTICLE 11 AND BY THEIR INITIALS IMMEDIATELY BELOW, BUYER AND SELLER HEREBY AGREE TO BE BOUND BY THESE TERMS AND PROVISIONS.


/s/ CGB
-----------------                                            -------------------
SELLER'S INITIALS                                            BUYER'S INITIALS

                           ARTICLE 12 - MISCELLANEOUS

      It is further agreed by and between the parties as follows:

      12.1. RECIPROCAL INDEMNITY.

                  12.1.1. Seller's Indemnity of Buyer. Seller shall indemnify, protect, defend and hold harmless Buyer and Operator and their owners, lessees, operators, officers, directors, members, partners, employees and agents from and against all claims, demands, lawsuits, actions, proceedings, liabilities, damages, losses and expenses, including reasonable attorneys' fees (collectively, "Claims") relating to: (a) the ownership, use, operation, maintenance and improvement of the Property prior to the Closing; and (b) the generation, treatment, discharge or storage prior to the Closing of any hazardous wastes, substances or materials on the Property or in any groundwater or aquifer below the Property in violation of applicable laws.

                  12.1.2. Buyer's Indemnity of Seller. Buyer shall indemnify, protect, defend and hold harmless Seller and Seller's owners, officers, directors, members, partners, employees and agents from and against all Claims relating to: (a) the ownership, use, operation, maintenance and improvement of the Property on or after the Closing; and (b) the generation, treatment, discharge or storage first occurring on or after the Closing of any hazardous wastes, substances or materials on the Property or in any groundwater or aquifer below the Property in violation of applicable laws.

      12.2. ADDRESSES FOR NOTICES. All notices, demands, requests or replies (collectively, the "Notices") provided for or permitted by this Agreement shall be in writing and may be delivered by any one of the following methods: (a) by personal delivery; (b) by deposit with the United States Postal Service as certified or registered mail, return receipt requested, postage prepaid to the addresses stated below; (c) by prepaid telegram; (d) by prepaid deposit with an overnight express delivery service; or (e) by means of electronic facsimile transmission ("fax"). Notice deposited with the United States Postal Service in the manner described above shall be deemed effective three (3) business days after deposit with the Postal Service. Notice by telegram or overnight express delivery service shall be deemed effective one (1) business day after transmission to the telegraph company or after deposit with the express delivery service. Notice by personal delivery shall be deemed effective at the time of personal delivery. Notice by fax shall be deemed effective at the time the fax transmission is confirmed to have been received by the recipient.

         For purposes of Notices, the address of Seller shall be:

         Preferred Equities Corporation
         Attention: Jon A. Joseph
         General Counsel
         4310 Paradise Road
         Las Vegas, Nevada 89109
         Telefax: 702/369.4398

         With a copy to:

         Jerome Cohen
         1125 NE 125th Street #206
         North Miami, Florida 33161
         Telefax: 305/899.1824

         and the address of Buyer shall be:

         Covington Nevada Corp.
         Attention: Kenneth Sheer
         4679 El Camino Cabos
         Las Vegas, Nevada 89117
         Telefax: 702/257.7694

         With copy to:

         Cohen, Todd, Kite & Stanford, LLC
         Attention: Thomas H. Bergman, Esq.
         525 Vine Street 16th Floor
         Cincinnati, Ohio  45202

         Telefax: 513/421.3919

         12.3. OTHER DOCUMENTS. Seller and Buyer agree that they will, at any time and from time to time after the Closing, upon the request of the other party, execute, acknowledge and deliver all such further deeds, assignments, transfers, advances and other documents as may be reasonably required for the consummation of the transaction hereunder.

      12.4. AMENDMENT. No amendment or modification of this Agreement shall be valid unless the amendment or modification is in writing and signed by both parties.

      12.5. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties and incorporates all prior agreements and understandings. No previous agreement or understanding, verbal or written, of the parties or any of their agents shall be binding or enforceable, unless specifically incorporated in this Agreement.

      12.6. NO PRESUMPTION REGARDING DRAFTER. Seller and Buyer acknowledge and agree that the terms and provisions of this Agreement have been negotiated and discussed between Seller and Buyer, and that this Agreement reflects their mutual agreement regarding the subject matter of this Agreement. Because of the nature of such negotiations and discussions, it would not be appropriate to deem either Seller or Buyer to be the drafter of this Agreement, and therefore no presumption for or against the drafter shall be applicable in interpreting or enforcing this Agreement.

      12.7. TIME OF THE ESSENCE. Time is of the essence of this Agreement. The parties understand that the time for performance of each obligation has been the subject of negotiation by the parties.

      12.8. ENFORCEABILITY OF ANY PROVISION. If any agreement, condition, obligation, covenant, warranty or other provision of this Agreement shall be determined to be unenforceable, invalid or void, such determination shall not affect, impair, invalidate or render unenforceable any other agreement, condition, obligation, covenant, warranty or other provision of this Agreement.

      12.9. COUNTERPARTS. This Agreement and any amendment may be executed in counterparts, and upon all counterparts being so executed, each counterpart shall be considered as an original and all counterparts shall be considered as one agreement.

      12.10. EFFECT OF TITLES. The title of the various articles and sections of this Agreement are solely for the purpose of convenience and shall not be relied upon in construing any provision of this Agreement.

      12.11. BROKERS' COMMISSIONS. Pursuant to IRS 645 Nevada Real Estate License Law and Rules and Regulations, it is hereby disclosed that Americor Realty (Kenneth Sheer), UK America Corp. (James P. Martin) and Vestar & Associates (Ronald J. Obser) represent Buyer, and VGA Industrial Property Group (Al Kingham) represents Seller. No other brokers are hereby recognized in this transaction. Buyer and Seller shall be responsible for the compensation of their respective Brokers.

      12.12. ATTORNEYS' FEES. In the event of a dispute in connection with this Agreement involving the non-performance by a party of its obligations, the prevailing party shall be entitled to reasonable attorneys' fees and all other expenses reasonably incurred in connection with such dispute, whether or not litigation is commenced, in addition to all other relief to which the party is entitled. If the successful party recovers judgment in any legal action or proceeding, the attorneys' fees and all other expenses of litigation shall be included in and made part of any such judgment.

      12.13. APPLICABLE LAW. The laws of the State of Nevada shall be applied in interpreting and enforcing this Agreement.

      12.14. ASSIGNMENT BY BUYER. Buyer shall have the right to assign Buyer's rights and to delegate Buyer's obligations under this Agreement to an affiliate of Buyer or of Buyer's general partner or any entity principally owned or controlled by Barry Lang, Gerald Wendel or Kenneth Sheer (collectively, the "assignee(s)"), provided that Buyer shall not be released from any liability under this Agreement.

      12.15. 1031 EXCHANGE. Buyer may desire, at its sole and absolute discretion, to acquire the Property as "replacement property" for purposes of a delayed tax-deferred exchange involving like-kind and/or like-class property which qualifies under Section 1031 of the Internal Revenue Code, as amended, and similar state statutes ("Exchange"). Seller agrees to cooperate with Buyer, at no added cost or expense to Seller, in effecting an Exchange, provided the same shall not extend the Closing Date.

      12.16. CONFIDENTIALITY. Buyer and Seller shall keep confidential the existence and the terms of this Agreement, except as to their employees, consultants, attorneys, accountants and other agents that may be involved in conducting the due diligence related to the transactions contemplated by this Agreement. Notwithstanding the previous sentence, upon the Closing Buyer shall be permitted to make public announcements and disclosures regarding the terms of the transaction.

      12.17. OTHER OFFERS. Upon execution of this Agreement by Seller, Seller shall not discuss or negotiate the sale of the Property with third parties, nor provide financial or other information with respect to the Property to such third parties, nor accept other offers to purchase or transfer the Property or any part thereof.

      12.18. BULK SALES. Seller agrees to pay or otherwise discharge, and Seller shall indemnify, defend and hold harmless Buyer and Buyer's partners, owners, officers, directors, partners, employees and agents from and against all claims or liabilities asserted or arising by reason of any failure on the part of Seller to comply with the provisions of the Nevada Uniform Commercial Code, and any other statutes relating to the bulk transfer of property in connection with the transactions contemplated by this Agreement.

      12.19. RIGHTS GRANTED HEREIN. Seller acknowledges and agrees that the rights granted to Buyer herein shall run in favor of Operator, and such rights may be enforced by Buyer or Operator in accordance with the terms and conditions hereof.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

                                     SELLER:

                                     PREFERRED EQUITIES CORPORATION

                                     By: [SIGNATURE ILLEGIBLE]
                                        ------------------------------------

                                     Its: VP/CAO
                                         -----------------------------------

                                     BUYER:

                                     COVINGTON NEVADA CORP.

                                     By:
                                        ------------------------------------

                                     Its:
                                         -----------------------------------

                                    EXHIBIT A

                               DESCRIPTION OF LAND

                                    EXHIBIT B

                        DESCRIPTION OF PERSONAL PROPERTY

                                    EXHIBIT C

                                LIST OF CONTRACTS

                                    EXHIBIT D

                         OFF-SET AND DEFAULTED CONTRACTS

                                    EXHIBIT E

    PENDING CLAIMS, ACTIONS, SUITS, LITIGATIONS, GOVERNMENTAL INVESTIGATIONS
                   AND JUDICIAL OR ADMINISTRATIVE PROCEEDINGS